GATELY & ASSOCIATES, LLC	611 N Wydmore Road, Suite 206
Certified Public Accountants	Altamonte Springs, FL 32789
Telephone: 407-341-6942
Telefax: 407-540-9612

April 30, 2008

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4 of Form 8-K dated May 2, 2008 of InovaChem, Inc. and are in agreement with the statements contained therein regarding our dismissal as the Independent Registered Public Accounting Firm of the Company. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Gately & Associates, LLC